EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CB Richard Ellis Group, Inc.:

We consent to the use of our report dated March 2, 2009, with respect to the consolidated balance sheet of CB Richard Ellis Group, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive (loss) income for the year then ended, and the related 2008 financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference.

/s/ KPMG LLP

Los Angeles, California

September 4, 2009